As filed with the Securities and Exchange Commission on December 22 , 2004
Registration No. 333-118896

SECURITIES AND EXCHANGE COMMISSION
 Washington D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Kolorfusion International, Inc.
(Exact name of registrant as specified in its charter)

Colorado	84-1327836
(State or other jurisdiction	(IRS Employer Identification No.)
of Incorporation or Organization)

7347 Revere Parkway
Centennial, Colorado 80112
(Address of principal executive office) (Zip Code)

Registrant’s telephone number: (303) 690-2910

Charles Clayton
12 S. Sixth Street
Minneapolis, Minnesota 55402
(612) 338-3738
(Agent for Service)

        Approximate date of commencement of proposed sale to the public. From time to time after the effective date of the Registration Statement.
        If the only securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check ____
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check ____
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check. __X__

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common stock	30,000	$ .50	$15,000	$100.00	(2)

Total				$100.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based upon the average of the high and low sales prices of the Company’s Common Stock as reported by the OTC Bulletin Board on August 26, 2004.

(2) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS

30,000 Shares

KOLORFUSION INTERNATIONAL, INC.

        The 30,000 shares of Kolorfusion International, Inc., a Colorado corporation (Kolorfusion or the Company) may be offered for sale from time to time by and for the account of certain stockholders of the Company (the Selling Shareholders). The Selling Shareholders acquired the shares because of their past commitment and services to the Company. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

        The common stock of the Company is listed on the OTC Bulletin Board, and on August 26, 2004 the last reported sales price was $.41 per share.

        The Selling Shareholders, or their transferees, from time to time may offer and sell the shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer, will be set forth in an accompanying Prospectus Supplement. See Plan of Distribution.

        The Selling Shareholders and any agents or broker-dealers that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the Securities Act), and, in such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 7, 2004

AVAILABLE INFORMATION

        We have filed, with the Securities and Exchange Commission, Washington, DC, a Registration Statement on Form SB-3 under the Securities Act with respect to the Common Stock offered. This Prospectus does not contain all of the information set forth in the Registration Statement, the exhibits and schedules. For further information, about our common stock and us, please refer to the Registration Statement, exhibits and schedules. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

        The Registration Statement, exhibits and schedules may be inspected without charge and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC’s regional offices located at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and The Woolworth Building, 233 Broadway, New York, New York 10279. Copies of such material may be obtained at prescribed rates from such offices upon the payment of the fees proscribed by the SEC.

        The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address for the web site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed with the Commission by the Company are incorporated by reference into this Prospectus:

        (1) The Company’s annual report on Form 10-KSB for the fiscal year ended June 30, 2003;

        (2) The Company’s quarterly report on Form 10-QSB for the quarter ended September 30, 2003.

        (3) The Company’s quarterly report on Form 10-QSB for the quarter ended December 31, 2003.

        (4) The Company’s quarterly report on Form 10-QSB for the quarter ended March 31, 2004.

         (5) The Company's annual report on Form 10-KSB for the fiscal year ended June 30, 2004.

         (6) The Company's quarterly report on Form 10-KSB for the quarter ended September 30, 2004.

         (7) All other documents filed by the Registrant shall be deemed incorporated by reference.

        The Company will provide, without charge, to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies or such documents should be directed to the Company, 7347 S. Revere Parkway, Centennial, Colorado 80112.

THE COMPANY

        Kolorfusion International, Inc. is a Colorado corporation, formed on May 17, 1995, to develop and market a system for transferring color patterns to metal, wood, glass and plastic products. Its principal office is located at 7347 S. Revere Parkway, Centennial, Colorado.

        Kolorfusion is a process that allows the transfer of colors and patterns into coated metal, wood, and glass and directly into a plastic surface that can be any shape or size.

         The creation of a pattern to be a part of a product’s surface is designed to enhance consumer appeal, create demand for mature products, achieve product differentiation and customization and as a promotional vehicle. The Company currently has customers such as Polaris - all terrain vehicles, Garrity - flashlights, Daisy - air guns, Gerber - hand tools, Tru-Glo - bow sights, Allied Wheel Company - steel wheel rims, Sunrise Medical - wheel chairs, Master Lock - padlocks, and others. Other applications are anticipated as the Company is currently working with other manufacturers in various markets.

         The process uses a transfer material (Kolortex™) with special inks that may be of any design or color that the user desires. The only limitations are the imagination and desires of the customer. The Kolortex is placed around the product. The product, wrapped in the Kolortex, is then placed in a carrier that allows for a total vacuum. The carrier is then placed in a heating chamber which allows the inks to leave the Kolortex and penetrate into the coated product. Plastic and aluminum may be treated directly, steel, glass and other surfaces must first be coated. Temperature heating ranges from 280 to 400 degrees Fahrenheit, and the time of heating is dependent on the product and its characteristics.

         The process patents for the U. S. and Canada were purchased by the Company from the inventor in 1995, and in 2001 the Company entered into an agreement to secure the rights to the patents in Russia, Brazil and Japan, and the right to purchase the European patents in January, 2005. The U. S. and Canadian patents expire 20 years from the date of application, which will be November 16, 2012. Additional related patents have been developed by the Company, which expire in 2018.

         The Company has registered its tradename and trademark design in the United States, Canada and Brazil.

         The Company has established a processing center at its place of business in suburban Denver, Colorado, and it is actively using the process to process products. The Company has dedicated 27,000 square feet of its 32,000 square feet of space to production, with four Koloclav processing units.

        Transportation of the products to be processed creates an expense problem for certain customers, and the Company believes that it will be necessary to open additional centers in key geographical centers to attract those customers for which transportation cost is a factor. The Company has 2 licensees, one in California and one in Minnesota, that can do the Company’s process for agreed upon customers and products, as approved by the Company.

        The Company has had no dependence upon a significant customer or supplier to date, except as noted in the Financial Statements, footnote 8.

COMPETITION

        There is no direct competition because the Company uses a patented process that is unique in the market. There are companies that are near direct competition. The most direct competition is “cubic printing,” also known as hydrographics. This is a technology from Japan that has over 65 licensees in 22 countries. Cubic printing uses a film of patterns and colors floating on a water bath, so that when a product is dipped through the bath, the film attaches to the product’s surface, which is then over-coated with a spray on coating. This system is quoted in the market as significantly higher in cost than the Kolorfusion Process, and is not capable of full three dimension printing. As with all superficially applied decoration durability and abrasion resistances are inferior to the Company’s process. Typical examples of parts decorated with the cubic printing method are plastic molded parts in automobiles with a wood grain finish or camouflage decorated parts of archery. Companies now using cubic printing in the United States include The Colorworks, Inc., Immersion Graphics, Revolution Technologies, Inc. and Spectrum Cubic, Inc. Cubic printing is mostly limited to the esthetic segment of the decoration market because the graphic will severely distort when applied and alignment of the graphic on the part in a specific position is impossible. Only when the esthetic design is also functional, such as in camouflage patterns can cubic printing add a practical value to a product. Other liabilities of the cubic printing process are that it requires an overcoat, and lead times to obtain new designs are many months. The Company currently has many customers that formerly used the cubic process.

        In mold decoration covers all decoration technologies that are applied to injection molded parts as part of the molding process. Included in this family are multi-shot, multi-color molding which is where several different colored polymers are combined into a single molded part using a complex injection tool. First a base color polymer is injected creating the body of the part. In mold decoration does not compete directly with the Company, because it is limited to plastic parts with high volumes, usually small in size. In essence it is laminating a decal to a plastic surface, control switches in autos is a good example.

        Indirect competition can be defined very broadly to include pad printing, screen printing, hot stamping, specialty paints and coatings. Pad printing can conform to minor curves and contours, as can screen painting and hot stamping. All are surface decorations and are therefore prone to scratching. All serve both esthetic and decorative market segments, except specialty paints and coatings, which includes textures and suspensions of glitter or metallic flakes. Other decoration methods such as silk screening or decals have limited utilization as the cost and/or durability make them non competitive for most dimensional decoration requirements. Many products are decorated with a combination of colored coatings with silk screen and decals.

        Management of the Company has had extensive discussions with customers and prospects, and have found that in most instances the process will reduce the finishing cost of the product, and in some instances will increase the cost. Pricing is based on several factors, including volume, type of product, amount of Kolortex used and handling and processing time.

Licensing

        The Company continues to enter license agreements with manufacturers for their specific products when the process is to be used on a large scale. The Company has license agreements with Polaris Industries for ATVs and other applications, Garrity Industries for flashlights, Moen, Inc. for plumbing fixtures, Sunrise Medical Corporation for wheelchairs, Dee Zee for aluminum truck accessories such as tool boxes, mud flaps, bed caps, step-up bars, Saef, Inc. for countertops, PSE, Inc. for archery, Powder Coat Services, Inc. of Los Angeles and PodCo, Inc. of Lancaster, Minnesota. The license agreements that the Company has entered into generally last for four periods of five years. The Company charges an annual license fee based upon the size and scope of the market or array of products under the 20 year license agreements. The Company also sells the required printed goods (Kolortex) or charges a royalty for each product that utilizes its decoration process.

        In August, 2002 the Company signed a license agreement with Polaris Industries that allowed Polaris the right to use the Company’s patents on certain applications through June, 2007. The Company received $750,000 from Polaris that was recognized as revenue in fiscal 2003 because the Company has performed all material services required by the agreement. The Company will also receive additional royalties on each unit shipped in excess of the prepaid units, and an annual license fee of $10,000 from Polaris for each product line that uses the patented technology.

USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the shares. All of the proceeds from the sale of the shares will be received by the Selling Shareholders.

SELLING SHAREHOLDERS

        The following table provides the names and number of shares of common stock owned by each Selling Shareholder. Since the Selling Shareholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares that are to be offered or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.

        The shares offered by this Prospectus may be offered from time to time by the Selling Shareholder named below:

Selling Shareholder	Shares of Common Stock

Kevin Merman	10,000

Garrett Parsons	10,000

Rob Burns	10,000

Total	30,000

PLAN OF DISTRIBUTION

        The Selling Shareholders have advised the Company that the shares may be sold from time to time by the Selling Shareholders, or their transferees, on the OTC Bulletin Board or any national securities exchange or automated interdealer quotation system on which the shares of common stock are then listed, or through negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering. The shares will be sold at prices and on terms then prevailing, at prices related to the then-current market price, or at negotiated prices. The Selling Shareholders may effect sales of the shares directly or by or through agents, broker or dealers, and the shares may be sold by one or more of the following methods: (a) ordinary brokerage transactions, (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus, and (c) in “block” sales. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by any Selling Shareholder and/or the purchaser of the shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Shareholders and/or the purchasers of the shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such regulation.

        The Company shall comply with the requirements of Rule 144(c) under the Securities Act, as the rule may be amended from time to time (or any similar rule or regulation adopted by the Securities and Exchange Commission), regarding the availability of current public information to the extent required to enable the Selling Shareholders to sell shares without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation).

        In offering the shares covered by this Prospectus the Selling Shareholders and any broker, dealers or agents who participate in a sale of the shares by the Selling Shareholders may be considered “underwriters” within the meaning of Section 2(11) of the Securities Act, and the compensation of any broker dealers may be deemed to be underwriting discounts and commissions.

        The Company has filed this Registration Statement, of which this Prospectus is a part, with respect to the sale of the shares and has agreed to use its best efforts to keep the Registration Statement current and effective for a period commencing on the effective date of the Registration Statement and terminating twenty four months after the effective date.

        The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

LEGAL MATTERS

        The legality of the shares will be passed upon for the Company by Charles Clayton, Minneapolis, Minnesota.

EXPERTS

        The financial statements of Kolorfusion International, Inc. appearing in the Company’s Form 10-KSB dated June 30, 2004 and June 30, 2003, respectively, were audited by Virchow, Krause * Company, LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$100
Accounting fees	$2,500
Legal fees	$2,500
Printing and mailing	$1,000
Total	$6,100

Item 15. Indemnification of Directors and Officers

        The only statute, charter provision, by-law contract or other arrangement under which any director, officer or controlling person of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is set forth in the Registrant’s Articles of Incorporation, as amended, and in provisions of the Colorado Corporation Code and provide that in the event such statute is amended, the Registrant shall indemnify such persons to the fullest extent permitted under Colorado law. However, under such statute, if a director, officer or controlling person is unsuccessful on the merits in any proceeding, indemnification is authorized under the statute only if such person is found to have met the statutory standard of conduct either by a majority vote of a quorum of directors who are not parties to the action, by independent legal counsel in a written opinion, or by a shareholder vote.

        Additionally, as authorized under the Colorado Corporation Code, the Articles of Incorporation of the Registrant provide that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the duty of loyalty, (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) acts in violation of Colorado Corporation Code or any successor legislation, or (iv) any transaction from which such director derives an improper personal benefit. The Articles of Incorporation provide that with respect to these provisions, such provisions shall be automatically amended in the event that the proceeding statutory provisions are amended, modified expanded or otherwise changed to provide that directors liability will be limited to the fullest extent allowed under the law.

Item 16. Exhibits

5	Opinion of Counsel *

     * Previously filed.

Item 17. Undertakings

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, Colorado, on this 22 day of December , 2004.

/s/ Steve Nagel Steve Nagel, Chief Executive Officer & Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each Officer and Director may execute a separate signature page and when all of the separate pages are put together, they shall be construed as one signature page as if all of the Officers and Directors had signed on one page.

Dated: December 22 , 2004

/s/ Steve Nagel
Steve Nagel, Director

/s/ Thomas Gershman
Thomas Gershman, Director

/s/ Kenneth Bradley
Kenneth Bradley, Director